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                             BRANDYWINE REALTY TRUST
                       CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

                  This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide employees, officers and trustees of the Company. All of our employees, officers and trustees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

                  If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

                  Those who violate the standards in this Code will be subject to disciplinary action which may include immediate termination. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the procedures described in Sections 14-16 of this Code.

1.       Compliance with Laws

                  Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All employees, officers and trustees must obey the laws of the United States and the cities and states in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors.

2.       Ethical Conduct

                  Beyond compliance with laws, the Company requires that all its employees, officers, and trustees act in a manner which meets the highest standards of ethical behavior. The honesty and integrity of our business conduct must not be compromised. The Company will not condone ethical violations for the sake of personal gain, personal advantage, expediency, or perceived business advantage.

3.       Accounting and Auditing Matters

                  The Company's requirement that employees, officers, and trustees follow the highest ethical standards applies directly to all actions which involve business accounting, financial reporting, internal accounting controls, auditing matters, and public disclosure obligations.

                  The Audit Committee of the Company has adopted special procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. These procedures are set out in Sections 15 and 16 of this Code.


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4.       Conflicts of Interest

                  A "conflict of interest" exists when a person's private interest may or does interfere with the interests of the Company. A conflict can arise when an employee, officer or trustee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or trustee, or member of his or her family, receives improper personal benefits as a result of his or her position with the Company.

                  It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. Employees are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our competitors, customers or suppliers, except on our behalf. Conflicts of interest are prohibited as a matter of Company policy, except in circumstances approved by the Board of Trustees or the Audit Committee of the Board.

                  Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Company's General Counsel. Any employee, officer or trustee who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor or follow the procedures described in Section 13 of this Code.

                  Employees, officers and trustees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. In particular:

                  o No payments, loans, employment or promises of employment, investment opportunities, vacation trips, gifts or entertainment (other than entertainment conforming to generally accepted business practices or gifts of nominal value not reasonably calculated to influence a decision) may be offered to or accepted by any employee, officer or trustee or a relative of such a person as a condition of the initial or continued engagement of a consultant, broker, vendor or third party working for the Company.

                  o No payments (other than fees for services), loans, employment or promises of employment, investment opportunities, vacation trips, gifts or entertainment (other than entertainment conforming to generally accepted business practices or gifts of nominal value not reasonably calculated to influence a decision) may be offered to or accepted by any consultant, broker, vendor, government official or a relative of such third party in connection with any services being performed for the Company.

                  o No employee, officer or trustee may recommend any third party for work for the Company on a project or development of the Company where the third party's compensation is paid on the basis of any kickback or fee sharing arrangement with the employee, officer or trustee, nor may an employee, officer or trustee recommend any third party without full disclosure and written approval by the President and Chief Executive Officer or Senior Vice President, if such third party has any familial or pre-existing monetary relationship with the employee, officer or trustee or if such employee, officer or trustee has an equity or stock ownership position in such third party.

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                  o No employee shall, in his capacity as an employee, make any loan, donation, contribution or payment to a political party, candidate, or political action committee, for or on behalf of the Company or any project or development in which the Company is engaged, nor shall an employee of the Company reimburse any individual who does. (Nothing contained in this tenet shall prohibit an employee from taking any of the above actions in his or her name, provided that the action is exclusively on the employee's own accord and is not an indirect means of accomplishing one of the prohibited actions).

                  o No employee shall use or appropriate materials, property, equipment, systems and procedures (if proprietary in nature) owned by the Company for his or her own personal financial gain except to the extent necessary for the performance of his or her duties for the Company.

                  In short, the purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should be offered, given, provided or accepted by any Company employee, family member of an employee unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe and is not reasonably calculated to influence a decision and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

                  o No employee shall purchase or obtain any goods or services from any of the Company's vendors or suppliers without the prior written approval of the President of the Company.

5.       Insider Trading

                  Employees, officers and trustees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business and in strict conformance with all applicable laws and SEC regulations. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. The Company's policy on insider trading is set forth more fully in the "Policy Statement on Dealing with Company Information, Including Inside Information and Securities Insider Trading" furnished to all employees, officers and trustees. If you have any questions, please consult the Company's General Counsel.

6.       Competition and Fair Dealing

                  We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.



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7.       Discrimination, Harassment and Retaliation

                  The diversity of the Company's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate discrimination, harassment or retaliation. The Company's policy against discrimination applies to any legally protected status including race, color, gender, religion, national origin, disability, veteran status, and age. This policy also prohibits discrimination against any person who provides information to a federal regulatory or law enforcement agency, a member of Congress or any committee of Congress, or to a supervisor concerning conduct which the employee reasonably believes constitutes a violation of securities laws or any provision of federal law relating to fraud against shareholders. The Company also prohibits discriminatory harassment of any employee covered by the policy against discrimination.

                  No employee, officer or trustee may retaliate against an individual for bringing a complaint of discrimination or for participating in an investigation or proceeding involving a complaint of discrimination.

                  No one may take any action harmful to any person for providing to a law enforcement officer any truthful information relating to the commission or possible commission of any federal offense.

8.       Health and Safety

                  The Company strives to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe conditions.

                  Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

9.       Record-Keeping

                  The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

                  Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or your controller.

                  All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls.

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                  Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Company's General Counsel.

10.      Confidentiality

                  Employees must maintain the confidentiality of the information entrusted to them by the Company or its customers, except when disclosure is authorized by the President and Chief Executive Officer, a Senior Vice President, the Company's General Counsel, or required by law. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

11.      Protection and Proper Use of Company Assets

                  All employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation.

                  The obligation of employees to protect the Company's assets includes the Company's proprietary information. Proprietary information includes business, marketing and service plans, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

12.      Payments to Government Personnel

                  The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company's General Counsel can provide guidance to you in this area.

13.      Waivers of the Code of Business Conduct and Ethics

                  Any waiver of this Code for executive officers or trustees may be made only by the Board or the Audit Committee and will be promptly disclosed as required by law or stock exchange regulation.

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14.      Personal Responsibility

                  We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

         o Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

         o Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

         o Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

         o Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

         o Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager or with the Director of Human Resources. If that also is not appropriate, call our General Counsel.

         o You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

         o Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

15.      Reporting/Investigation Procedures

                  Any employee who reasonably believes that there has been a material violation of this Code of Conduct should report it immediately to the Company's General Counsel. The General Counsel (or his/her designee) will promptly investigate the matter. The investigation will be handled discreetly and appropriately, and the information will be disclosed to others only on a need to know basis and as required by law. There will be no adverse action taken against employees who report violations of the Code of Conduct or who participate in the investigation. If the investigation leads to a conclusion that a material violation of the Code of Conduct has occurred, the Company will take appropriate corrective action which may include removal from a position as trustee or officer, and dismissal as an employee of the Company.



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                  The Company recognizes the potentially serious impact of a false accusation. Employees are expected as part of the ethical standards required by this Code of Conduct to act responsibly in making complaints. Making a complaint without a good faith basis is itself an ethical violation. Any employee who makes a complaint in bad faith will be subject to appropriate corrective action including dismissal.

16. Special Procedures for Reporting/Investigating Complaints Regarding Accounting, Internal Accounting Controls, and Auditing Matters

                  Any employee who reasonably believes that there has been a material violation of this Code of Conduct caused by questionable accounting or auditing matters has the right to submit a confidential, anonymous complaint to the Company General Counsel. The complaint should be made in written form and provide sufficient information so that a reasonable investigation can be conducted. The complaint should be addressed to the General Counsel of Brandywine Realty Trust.





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